Exhibit 99.1

NEWS RELEASE

Contacts:	Forbes Energy Services Ltd. L. Melvin Cooper, SVP & CFO 361-664-0549

Forbes Energy Services Announces

Appointment of New Director

ALICE, Texas (August 20, 2012) – Forbes Energy Services Ltd. (NASDAQ: FES and TSX: FRB) today announced that Ted A. Izatt has been appointed to its Board of Directors (the “Board”), effective August 15, 2012. In connection with Mr. Izatt’s appointment, the size of the Board was increased from six to seven members.

Mr. Izatt, 56, has more than 28 years of financial experience. Since September 2010, he has served as Chief Investment Officer for QRI, LLC, focusing on acquisitions and capital plays in the oil sector. In addition to this position, Mr. Izatt served as QRI, LLC’s Chief Financial Officer and Principal Financial Analyst from October 2008 through August 2010. Prior to joining QRI, LLC, Mr. Izatt served as Senior Managing Director of Bear Stearns’ fixed income research department, from March 2004 to August 2008. From July 1997 to February 2004, Mr. Izatt worked as Senior Vice President with Lehman Brothers, covering the global oil and gas sector as an analyst. Prior to that, Mr. Izatt worked as a managing director of Moody’s Investors Service, where he ran its Global Oil and Gas Group, from February 1992 to June 1997. During that period, he covered the global high grade and crossover energy and basic materials industries and, for many years, was ranked by Institutional Investor as the top high-grade fixed income energy analyst. Mr. Izatt also currently serves as a member of the board of directors of Quantum Reservoir Impact, LLC, a privately-held company, and Oasis Bank SSB, an independent bank.

John Crisp, President and CEO of the Company, stated, “We are very pleased that Mr. Izatt has joined our Board. He has a deep understanding of the issues facing the energy industry and will bring added financial expertise to the board.”

About the Company

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi and Pennsylvania. More information on the Company can be found by visiting www.ForbesEnergyServices.com.